Exhibit 99
February 6, 2008
Press Release: Cortland Bancorp Reports 3.8% Increase in Quarterly Earnings; Asset Quality Improves; Growth in Net Loans Tops 9% in 2007
Cortland Bancorp reported, today, that it earned $1.116 million or $0.25 per share for the fourth quarter ending December 31, 2007 compared with earnings of $1.075 million or $0.24 per share for the quarter ended September 30, 2007 and $1.182 million or $0.26 per share in the same quarter last year. Lawrence A. Fantauzzi, President and Chief Executive Officer, also announced that the Company’s annual earnings were $4.350 million or $0.97 per share, as compared with $4.576 million or $1.01 per share in 2006.
Mr. Fantauzzi stated that the Federal Reserve’s monetary policy efforts directed at containing inflation continued to have an adverse effect on the Company’s net interest margin. The Company’s net interest margin ratio narrowed from 3.7% reported at year end 2006 to 3.5% at year end 2007. He also indicated that the financial results also reflect an increase in expenses associated with the Company’s Strategic Growth Plan. These expenses include costs for professional consulting, information system software licensing and maintenance, personnel and educational training programs for the Company’s employees. While these strategic outlays can be expected to contribute to performance over the long-term, they represent a net drag on current period profitability.
Mr. Fantauzzi indicated that, contrary to general financial industry trends, the Company has experienced improvement in its asset quality. There has been a reduction in problem loans which are accounted for on a non accrual basis, whereby such loans no longer produce current income. These non accrual loans totaled $2.285 million at December 31, 2007 as compared to $3.923 million at December 31, 2006. Mr. Fantauzzi also noted that despite apparent signs of a weakening housing market in the region, the Company has noted no significant deterioration in its residential real estate portfolio which can be attributed, in part, to stringent underwriting policies and procedures designed to control credit and pricing risks.

The improvement in asset quality has had a direct and positive impact on the Company’s net income. A provision for loan loss of $40,000 was charged to operations during 2007, as compared to a $225,000 loan loss provision charged to operations in 2006.
Also on a positive note, the Company reported an increase of approximately 9% in its loan portfolio, a direct result of strategic initiatives designed to increase the Company’s market share. Residential real estate, commercial real estate and consumer loans all reflect increases in portfolio balances. The most significant loan growth came in the area of commercial real estate originations which increased by approximately 14% from the previous year.
The Company’s total assets at December 31, 2007 were $492.7 million compared to $471.8 million at the same time in 2006. At year end, net loans were $221.5 million compared to $203.0 million at year end 2006.
Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary conducts business through thirteen full service community banking offices located in the counties of Trumbull, Mahoning, Portage and Ashtabula in northeastern Ohio. In 2008, the Company will expand into Geauga County with the opening of a full service banking office in Middlefield.
Shares of the Company’s common stock trade in the “over-the-counter market” on the NASDAQ OTC BB under the symbol CLDB.